Exhibit 99.1

NEWS RELEASE

ParkerVision Announces Sale of $3.46 Million in Common Stock

JACKSONVILLE, FL / ACCESS Newswire / November 24, 2025 / ParkerVision, Inc. (OTCQB:PRKR), today announced that it has closed the sale of 16,481,579 shares of its common stock at a price of $0.21 per share to accredited and institutional investors for gross proceeds of approximately $3.46 million.

The stock was sold in a registered direct offering under the Company’s Shelf Registration statement (“Shelf”) that was filed in April 2025 and declared effective by the Securities and Exchange Commission on May 28, 2025. To date, the Company has raised an aggregate of approximately $4.46 million under its Shelf, including $1 million in common stock sold to a director on November 17, 2025, also at a $0.21 purchase price per share.

About ParkerVision

ParkerVision, Inc. invents, develops, and licenses advanced, proprietary radio-frequency (RF) technologies that empower wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are being broadly infringed upon by others. For more information, please visit www.parkervision.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are based on current expectations and assumptions as of the date of this release,and involve known and unknown risks and uncertainties that could cause actual results to differ materially. Actual results may differ materially due to market conditions and other risks discussed in the Company’s filings with the Securities and Exchange Commission. Risks and uncertainties that may cause actual results to differ include risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Contact:

Cindy French                                             Tony Vignieri

Chief Financial Officer                              Communications Director

cfrench@parkervision.com                        tvignieri@parkervision.com